Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations

James Palczynski

(203) 682-8229

Neal S. Nackman, Chief Financial Officer

G-III Apparel Group, Ltd.

(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES RECORD THIRD QUARTER

FISCAL 2014 RESULTS

-- Net Sales Increase 23% to a Record $668.7 Million in the Third Quarter --

-- Non-GAAP Net Income Per Diluted Share Increases 19% to $2.88 in the Third Quarter--

-- Full Year Non-GAAP Net Income Per Diluted Share Guidance Increases by $0.20 to Between $3.50 and $3.60 --

New York, New York – December 4, 2013 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2014 that ended October 31, 2013.

For the third quarter ended October 31, 2013, G-III reported that net sales increased by 23% to a record $668.7 million compared to $543.5 million in the year-ago period.

The Company’s net income for the third quarter increased by 23% to $59.6 million, or $2.85 per diluted share, compared to net income of $48.3 million, or $2.37 per diluted share, in the prior year’s comparable period. On an adjusted basis, excluding expenses in the quarter ended October 31, 2013 associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions and in the quarter ended October 31, 2012 associated with the acquisition of Vilebrequin, Non-GAAP net income per diluted share for the third quarter increased 19% to $2.88 compared to $2.43 in the prior year’s third quarter. A reconciliation of GAAP net income per share to Non-GAAP net income per share is presented in a table accompanying the condensed financial statements included in this release.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to report excellent results in our key third quarter season driven by across-the-board strength in our business. In our wholesale business, great product design, compelling price and value, and a portfolio of strong brands drove our business to record levels of both net sales and net income per share.”

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Mr. Goldfarb continued, “In our specialty retail business, we continued a powerful comp sales trend in our Wilsons’ business and proceeded with our full-priced store test in time for the holiday season. In addition, we acquired G.H. Bass & Co., which is an iconic brand with great potential and a business that should integrate well into our existing retail platform.”

Mr. Goldfarb concluded, “We have had consistent growth over the last several years and our opportunities have never had greater scale or wider scope than they do today. Our team and culture have never been stronger. We look forward to the work ahead and to the continuing opportunity we have to create value for our shareholders.”

Outlook

The Company today revised its prior guidance for the full fiscal 2014 year ending January 31, 2014 to reflect its strong third quarter financial performance and the expected results from G.H. Bass & Co. in the fourth fiscal quarter. The Company is now forecasting net sales of approximately $1.73 billion compared to its previous guidance of $1.61 billion. It now expects net income in the range of $72.0 million to $74.0 million, or $3.47 to $3.57 per diluted share, compared to its previous guidance of net income between $68.6 million and $70.6 million, or a range between $3.30 and $3.40 per diluted share. The revised upward guidance for fiscal 2014 includes the expenses associated with the acquisition of G.H. Bass and other potential transactions incurred through October 31, 2013. The Company’s full year guidance of $3.47 to $3.57 per diluted share includes a projected net loss of $0.10 to $0.15 per share in the fourth quarter in connection with the operations of its newly acquired G.H. Bass & Co. business. The full year estimates exclude the impact of any purchase price accounting adjustments relating to the acquisition of G.H. Bass.

The Company is forecasting Non-GAAP net income per diluted share for the full 2014 fiscal year to be in the range of $3.50 to $3.60 compared to $2.92 for the 2013 fiscal year.

The Company is now projecting adjusted EBITDA for fiscal 2014 to increase approximately 22% to 25% to between $139.0 million and $142.5 million compared to adjusted EBITDA of $114.0 million in fiscal 2013 and an increase from its previous guidance of adjusted EBITDA of between approximately $132.3 million and $135.4 million.

The forecasted Non-GAAP net income per share and forecasted adjusted EBITDA for the full fiscal 2014 year reflect adjustments that exclude any expenses associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions incurred through October 31, 2013.

Non-GAAP net income per diluted share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. Reconciliations of forecasted

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GAAP net income per share to forecasted Non-GAAP net income per share and of GAAP net income to adjusted EBITDA are included in tables accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women's suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, performance wear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Sean John, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi's and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin, Calvin Klein Performance and Andrew Marc names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2013	2012	2013	2012
Net sales	$668,702	$543,513	$1,245,476	$1,024,441
Cost of sales	441,400	353,306	826,361	690,702
Gross profit	227,302	190,207	419,115	333,739
Selling general and administrative expenses	125,457	106,287	300,329	242,355
Depreciation and amortization	3,158	2,811	9,523	6,964
Operating profit	98,687	81,109	109,263	84,420
Equity loss in joint venture	—	273	—	706
Interest and financing charges, net	2,949	3,073	6,476	5,211
Income before taxes	95,738	77,763	102,787	78,503
Income tax expense	36,381	29,550	39,059	29,831
Net income	59,357	48,213	63,728	48,672
Add: Loss attributable to non-controlling interest	238	78	577	133
Income attributable to G-III	$59,595	$48,291	$64,305	$48,805
Net income per common share:
Basic	$2.92	$2.41	$3.17	$2.44
Diluted	$2.85	$2.37	$3.09	$2.40
Weighted average shares outstanding:
Basic	20,399	20,053	20,290	19,971
Diluted	20,911	20,401	20,818	20,309

Selected Balance Sheet Data (in thousands):	At October 31,
	2013	2012
Cash	$29,811	$39,646
Working Capital	347,787	274,171
Inventory	323,334	307,477
Total Assets	1,004,600	934,881
Short-term Revolving Debt	215,782	265,092
Long-term Debt	20,287	18,633
Total Stockholders' Equity	505,840	419,000

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL AND FORECASTED GAAP NET INCOME PER SHARE TO ACTUAL AND FORECASTED NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
GAAP diluted net income per common share	$2.85	$2.37	$3.09	$2.40
Excluded from Non-GAAP:
Expenses associated with acquisitions and potential transactions, net of taxes	0.03	0.06	0.03	0.11
Non-GAAP diluted net income per common share	$2.88	$2.43	$3.12	$2.51

	Forecasted Twelve Months Ending January 31, 2014	Actual Twelve Months Ended January 31, 2013
GAAP diluted net income per common share	$3.47 - $3.57	$2.80
Excluded from Non-GAAP:
Expenses associated with acquisitions and potential transactions, net of taxes	0.03	0.12
Non-GAAP diluted net income per common share	$3.50 - $3.60	$2.92

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes the expenses and integration costs associated with (i) the acquisition of Vilebrequin in the fiscal 2013 periods and (ii) acquisition of G.H. Bass and other potential transactions in the fiscal 2014 periods. The non-GAAP information in the tables above reflects an adjustment for expenses and integration costs associated with the (i) Vilebrequin acquisition that were incurred through fiscal 2013 and (ii) G. H. Bass acquisition and other potential transactions that were incurred through October 31, 2013, but does not reflect expenses and integration costs that may be incurred in the fourth quarter of this fiscal year. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding discrete expenses and integration costs associated with these acquisitions and potential transactions that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Adjusted EBITDA Twelve Months Ending January 31, 2014	Actual Adjusted EBITDA Twelve Months Ended January 31, 2013
Net income	$ 72,000 - $ 74,000	$56,875
Expenses associated with acquisitions and other potential transactions	1,000	3,970
Depreciation and amortization	14,000	9,907
Interest and financing charges, net	8,600	7,764
Income tax expense	43,400 – 44,900	35,436
Adjusted EBITDA, as defined	$ 139,000 - $ 142,500	$113,952

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, income tax expense and excludes the expenses and integration costs associated with (i) the acquisition of Vilebrequin in the fiscal 2013 period and (ii) the acquisition of G.H. Bass and other potential transactions in the fiscal 2014 period. The non-GAAP information in the table above reflects an adjustment for expenses and integration costs associated with the (i) Vilebrequin acquisition that were incurred through fiscal 2013 and (ii) G. H. Bass acquisition and other potential transactions that were incurred through October 31, 2013, but does not reflect expenses and integration costs that may be incurred in the fourth quarter of this fiscal year. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA or Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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